CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Lincoln Variable Insurance Products Trust of our report dated February 14 2025, relating to the financial statements and financial highlights of ClearBridge Variable Dividend Strategy Portfolio, which appears in Legg Mason Partners Variable Equity Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Other Service Providers” and “Target Fund Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
January 15, 2026